                                  INACOM CORP.

                                     NOTICE
                                      AND
                           OFFER TO PURCHASE FOR CASH
                         ANY AND ALL OF ITS OUTSTANDING
            6% CONVERTIBLE SUBORDINATED DEBENTURES DUE JUNE 15, 2006
--------------------------------------------------------------------------------
    SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THIS NOTICE AND OFFER TO PURCHASE, THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW
   YORK CITY TIME, ON APRIL 19, 1999, UNLESS THE OFFER IS EXTENDED (SUCH TIME AND DATE OR THE LATEST EXTENSION THEREOF, IF EXTENDED, THE "EXPIRATION DATE"). DEBENTURES TENDERED IN THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.
--------------------------------------------------------------------------------

    InaCom Corp. (the "Company") hereby offers (the "Offer") to purchase for the Repurchase Price (as defined below) in cash, upon the terms and subject to the conditions set forth in this Notice and Offer to Purchase (this "Offer to Purchase") and in the accompanying Letter of Transmittal (the "Letter of Transmittal"), any and all of the outstanding 6% Convertible Subordinated Debentures due June 15, 2006 of the Company (the "Debentures"). As of March 19, 1999, there was $55,250,000 aggregate principal amount of Debentures outstanding. The "Repurchase Price" is 100% of the principal amount of the Debentures, plus accrued interest to May 3, 1999, the date of payment (the "Repurchase Date"), or a later date if the Expiration Date is extended as set forth in "The Offer"--Expiration Date; Extensions; Amendments; Termination." Unless the Company fails to pay the Repurchase Price, any Debentures properly tendered pursuant to the Offer and accepted for payment will cease to accrue interest after the Repurchase Date. ANY DEBENTURES NOT SURRENDERED IN THE OFFER (OR SURRENDERED AND PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE) WILL REMAIN OBLIGATIONS OF THE COMPANY AND WILL CONTINUE TO ACCRUE INTEREST AND HAVE ALL OF THE BENEFITS OF THE INDENTURE, INCLUDING BEING CONVERTIBLE INTO SHARES OF THE COMMON STOCK OF THE COMPANY (THE "COMMON STOCK") AT A CONVERSION PRICE OF $24.00 PER SHARE, SUBJECT TO THE TERMS OF THE INDENTURE.

    Any holder of Debentures (a "Holder") desiring to tender all or any portion of such Holder's Debentures must comply with the procedures for tendering Debentures set forth herein in "Procedures for Tendering Debentures" and in the Letter of Transmittal. Tenders of Debentures may be withdrawn at any time prior to the Expiration Date. In the event of a withdrawal of Debentures, the Debentures so withdrawn will be promptly returned to the Holder.

    THIS OFFER TO PURCHASE IS REQUIRED TO BE MADE UNDER THE INDENTURE. THIS OFFER TO PURCHASE IS GOVERNED BY THE INDENTURE AND APPLICABLE LAW AND DOES NOT CONSTITUTE A REDEMPTION OF, OR AN ELECTION BY THE COMPANY TO REDEEM, THE DEBENTURES. HOLDERS HAVE THE RIGHT EITHER TO ACCEPT OR NOT TO ACCEPT THE OFFER.

    The Offer is being made pursuant to the Indenture, dated as of June 14, 1996 (the "Indenture"), between the Company and Norwest Bank Minnesota, N.A., as successor trustee to First National Bank of Omaha N.A., as Trustee (the "Trustee"), which provides that, following a Change in Control (as defined in the Indenture), each Holder will have the right, at such Holder's option, to require the Company to repurchase all or a portion of such Holder's Debentures at the Repurchase Price (a "Change in Control Right"). A Change in Control may be deemed to have occurred on February 17, 1999 as a result of the consummation of a merger by which Vanstar Corporation became a wholly-owned subsidiary of the Company (the "Merger").

    The Debentures were issued in 1996, and there currently is a limited trading market for the Debentures, which are not listed on any securities exchange. To the Company's knowledge, the Debentures are traded infrequently in transactions arranged through market makers, and there is no publicly available pricing information for the Debentures. Quotations for securities that are not widely traded, such as the Debentures, may differ from actual trading prices and should be viewed as approximations. Holders are urged to contact their brokers with respect to the current market prices, if any, for the Debentures. The closing price per share of Common Stock, as reported on the New York Stock Exchange Composite Transaction List was $12.50 on March 15, 1999.

March 19, 1999                                 (CONTINUED ON THE FOLLOWING PAGE)

    Tenders of Debentures may be withdrawn at any time prior to the Expiration Date. In the event of a termination of the Offer, the Debentures tendered pursuant to the Offer will be promptly returned to the tendering Holders.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and applicable law, on the Repurchase Date the Company will purchase by accepting for payment, and will pay for, all Debentures validly tendered (and not properly withdrawn) pursuant to the Offer, and such payment will be made by the deposit of immediately available funds by the Company with Norwest Bank Minnesota, N.A. (the "Depositary"), which will act as agent for tendering Holders for the purpose of receiving payment from the Company and transmitting such payment to tendering Holders.

    No person has been authorized to give any information or to make any representations directly related to this Offer other than those contained in this Offer to Purchase and, if given or made, such information or representations must not be relied upon as having been authorized. This Offer to Purchase and related documents do not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances in which such offer or solicitation is unlawful. The delivery of this Offer to Purchase shall not, under any circumstances, create any implication that the information contained herein is current as of any time subsequent to the date of such information.

    Any questions or requests for assistance or for additional copies of this Offer to Purchase or related documents may be directed to the Depositary at one of its telephone numbers set forth on the back cover page hereof. Any beneficial owner owning interests in Debentures may contact such beneficial owner's broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Office at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained, at prescribed rates, from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a site on the Internet's World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company.

    This Offer to Purchase constitutes a part of an Issuer Tender Offer Statement on Schedule 13E-4 (the "Schedule 13E-4") filed with the Commission by the Company pursuant to Section 13(e) of the Exchange Act and the rules and regulations promulgated thereunder. The Schedule 13E-4 and all exhibits thereto are incorporated in this Offer to Purchase by reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents, which have been filed by the Company with the Commission under the Exchange Act, are incorporated by reference:

        (1) The Company's Annual Report on Form 10-K, as amended, for the year ended December 26, 1998.

        (2) The Company's Current Report on Form 8-K, as amended, dated February 17, 1999.

    All subsequently filed documents by the Company prior to the Expiration Date pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act shall be deemed to be incorporated by reference herein and to be a part hereof from the date any such document is filed. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

    The Company will provide without charge to each person to whom this Offer to Purchase is delivered a copy of the documents incorporated by reference herein, other than exhibits thereto not specifically incorporated by reference, upon written or oral request to InaCom Corp., 10810 Farnam Drive, Omaha, Nebraska 68154, Attention: Investor Relations Department, telephone (402) 758-3900.

                          FORWARD-LOOKING INFORMATION

    This Offer, including documents incorporated by reference herein, contains certain forward-looking statements and information relating to the Company that are based on the beliefs of Company management as well as assumptions made by and information currently available to Company management. Such statements reflect the current view of the Company with respect to future events and are subject to certain risks, uncertainties, and assumptions, including the risk factors described in the Company's Annual Report on Form 10-K. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as believed, estimated or expected.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
Available Information......................................................................................          ii
Incorporation of Certain Documents by Reference............................................................          ii
Forward-Looking Information................................................................................         iii
The Offer..................................................................................................           1
    General................................................................................................           1
    Purpose and Effects of the Offer.......................................................................           1
    Expiration Date; Extensions; Amendments; Termination...................................................           2
    Acceptance for Payment.................................................................................           2
Procedures For Tendering Debentures........................................................................           2
    Tendering Debentures...................................................................................           2
    Guaranteed Delivery Procedures.........................................................................           5
    Withdrawal Rights......................................................................................           6
Certain Information Concerning the Company.................................................................           7
Recent Developments........................................................................................           7
Sources and Amount of Funds................................................................................           7
Market Price Information...................................................................................           7
    The Debentures.........................................................................................           7
    Common Stock...........................................................................................           8
Selected Unaudited Pro Forma Financial Information.........................................................           9
Certain Federal Income Tax Consequences....................................................................          10
The Depositary.............................................................................................          11
Miscellaneous..............................................................................................          12

                                   THE OFFER

GENERAL

    The Company hereby offers, upon the terms and subject to the conditions set forth in this Offer to Purchase, to purchase for cash at the Repurchase Price any and all Debentures that are properly tendered (and not properly withdrawn) prior to the Expiration Date, pursuant to the terms and conditions set forth herein. The Company will accept only tenders of Debentures or a portion thereof which are in an amount equal to $1,000 principal amount of Debentures or integral multiples thereof. Tenders of Debentures may be withdrawn at any time prior to the Expiration Date. In the event of a termination of the Offer, the Debentures tendered pursuant to the Offer will be returned promptly to the tendering Holders.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and applicable law, on the Repurchase Date the Company will purchase by accepting for payment, and will pay for, all Debentures validly tendered (and not properly withdrawn) pursuant to the Offer. Such payment will be made by the deposit of immediately available funds by the Company with the Depositary, which will act as agent for tendering Holders for the purpose of receiving payment from the Company and transmitting such payment to tendering Holders.

    If less than all the principal amount of Debentures held by a Holder is tendered and accepted pursuant to the Offer, the Company will issue, and the Trustee will authenticate and deliver to or on the order of the Holder thereof, at the expense of the Company, new Debentures of authorized denominations, in principal amount equal to the portion of the Debentures not tendered or not accepted, as the case may be, as promptly as practicable after the Repurchase Date.

    No Debenture tendered pursuant to this Offer may be converted into shares of Common Stock after such Debenture has been properly tendered to the Depositary unless the tender of such Debenture is properly withdrawn, the Company defaults in payment of the Repurchase Price, or the Offer is terminated without the purchase of Debentures.

    After the Expiration Date, the Company may purchase additional Debentures in the open market, in privately negotiated transactions, through subsequent tender or exchange offers or otherwise, subject to compliance with applicable law. Any future purchases may be on the same terms or on terms that may be more or less favorable to Holders than the terms of the Offer. Any future purchases will depend on various factors at that time.

PURPOSE AND EFFECTS OF THE OFFER

    The Offer is required to be made pursuant to the Indenture, which provides that upon the occurrence of a Change in Control (as defined therein) each Holder of Debentures will have the right, at such Holder's option, to require the Company to repurchase all or a portion of such Holder's Debentures, in denominations of $1,000 or integral multiples thereof, at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the Repurchase Date. A Change in Control may be deemed to have occurred on February 17, 1999 in connection with the Merger.

    This Offer to Purchase serves as the "Change in Control Notice" required by the Indenture.

    The Debentures purchased in the Offer will cease to be outstanding and will be delivered to the Trustee for cancellation immediately after such purchase. Any Debentures which remain outstanding after consummation of the Offer will continue to be obligations of the Company and will continue to be convertible at the option of the Holder thereof into shares of Common Stock. The Indenture does not contain any limitations on the ability of the Company to incur additional indebtedness.

    Holders of Debentures that are not tendered pursuant to the Offer will not have the right after the Expiration Date to exercise their Change in Control Rights relating to such Debentures as a result of the

Merger. Depending upon, among other things, the amount of Debentures outstanding after the consummation of the Offer, the liquidity of untendered Debentures may be adversely affected by the Offer. If there is a market for the Debentures following the Offer, Debentures may trade at a discount compared to present trading prices depending on prevailing interest rates, the market for securities with similar credit features, the performance of the Company and other factors. Accordingly, there is no assurance that an active market in the Debentures will exist following consummation of the Offer and no assurance as to the prices at which the Debentures may trade.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS; TERMINATION

    The Offer will expire on April 19, 1999, the Expiration Date, which pursuant to the Indenture is not prior to the 30(th) day following March 19, 1999, the date of this Offer, unless extended pursuant to the procedures set forth herein. Subject to the requirements of the Indenture and applicable law, the Company expressly reserves the right to extend the Offer by giving written or oral notice of such extension to the Depositary. During any extension of the Offer, all Debentures previously tendered pursuant to the Offer (and not properly withdrawn) will remain subject to the Offer and may be accepted for payment by the Company, subject to the withdrawal rights of Holders.

    The Company also expressly reserves the right, subject to the requirements of the Indenture and applicable law, to amend the terms of the Offer in any respect.

    Any extension, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which the Company may choose to make a public announcement of any extension, termination or amendment of the Offer, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a release to the Dow Jones News Service, except in the case of an announcement of an extension of the Offer, in which case the Company shall have no obligation to publish, advertise or otherwise communicate such announcement other than by issuing a notice of such extension by press release or other public announcement, which notice shall be issued no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Date.

ACCEPTANCE FOR PAYMENT

    Upon the terms and subject to the conditions of the Offer (including if the Offer is extended or amended, the terms of such extension or amendment) and applicable law, the Company will purchase by accepting for payment, and will pay for, all Debentures properly tendered (and not properly withdrawn) pursuant to the Offer, on the Repurchase Date. In all cases, payment by the Depositary to tendering Holders will be made only after timely receipt by the Depositary of the documentation described under "Procedures for Tendering Debentures--Tendering Debentures."

    For purposes of the Offer, the Company shall be deemed to have accepted for payment (and thereby to have purchased) tendered Debentures, if and when the Company gives oral or written notice to the Depositary of the Company's acceptance of such Debentures for payment. Subject to the terms and conditions of the Offer, payment for Debentures so accepted will be made by deposit of the consideration therefor with the Depositary. The Depositary will act as agent for tendering Holders for the purpose of receiving payment from the Company and then transmitting payment to such tendering Holders.

                      PROCEDURES FOR TENDERING DEBENTURES

TENDERING DEBENTURES

    The tender of Debentures pursuant to any of the procedures set forth in this Offer to Purchase and in the Letter of Transmittal will constitute a binding agreement between the tendering Holder and the Company upon the terms and subject to the conditions of the Offer. The tender of Debentures will constitute an agreement to deliver good and marketable title to all tendered Debentures prior to the Expiration Date free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

    EXCEPT AS PROVIDED IN "--GUARANTEED DELIVERY PROCEDURES," UNLESS THE DEBENTURES BEING TENDERED ARE DEPOSITED BY THE HOLDER WITH THE DEPOSITARY PRIOR TO THE EXPIRATION DATE (ACCOMPANIED BY A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL), THE COMPANY MAY, AT ITS OPTION, REJECT SUCH TENDER. PAYMENT FOR DEBENTURES WILL BE MADE ONLY AGAINST DEPOSIT OF TENDERED DEBENTURES AND DELIVERY OF ALL OTHER REQUIRED DOCUMENTS.

    Only Holders of Debentures of record are authorized to exercise a Change in Control Right and tender their Debentures pursuant to the Offer. Accordingly, to properly exercise a Change in Control Right and tender Debentures or cause Debentures to be tendered, the following procedures must be followed.

    DEBENTURES HELD THROUGH DTC. Each beneficial owner of Debentures who wishes to tender Debentures held through a participant (a "DTC Participant") of DTC (i.e., a custodian bank, depositary, broker, trust company or other nominee) must instruct such DTC Participant to cause its Debentures to be tendered in accordance with the procedures set forth in this Offer to Purchase.

    Pursuant to an authorization given by DTC to the DTC Participants, each DTC Participant that holds Debentures through DTC must (i) transmit its acceptance through the DTC Automated Tender Offer Program ("ATOP") (for which the transaction will be eligible), and DTC will then edit and verify the acceptance, execute a book-entry delivery to the Depositary's account at DTC and send an Agent's Message (as defined below) to the Depositary for its acceptance or (ii) comply with the guaranteed delivery procedures set forth in this Offer to Purchase. Promptly after the date of this Offer to Purchase, the Depositary will establish accounts at DTC for purposes of the Offer with respect to Debentures held through DTC, and any financial institution that is a DTC Participant may make book-entry delivery of interests in Debentures into the Depositary's account through ATOP. Although delivery of interests in the Debentures may be effected through book-entry transfer into the Depositary's account through ATOP, an Agent's Message in connection with such book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase, or the guaranteed delivery procedures set forth below must be complied with, in each case, prior to the Expiration Date. Delivery of documents to DTC does not constitute delivery to the Depositary. The confirmation of a book-entry transfer into the Depositary's account at DTC, as described above, is referred to herein as a "Book-Entry Confirmation."

    The term "Agent's Message" means a message transmitted by DTC to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from each DTC Participant tendering through ATOP that such DTC Participant has received a Letter of Transmittal and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such DTC Participant.

    All Debentures are currently held through DTC and have been issued in the form of a global debenture registered in the name of Cede & Co., DTC's nominee (the "Global Debenture"). At or as of the Expiration Date, DTC will deliver to the Depositary a properly completed and duly executed Letter of Transmittal with respect to the aggregate principal amount of Debentures as to which it has delivered Agent's Messages, and Cede & Co. will deliver to the Depositary the Global Debenture. At or as of the close of business on the third business day after the Expiration Date, DTC will deliver to the Depositary a properly completed and duly executed Letter of Transmittal for the aggregate principal amount of Debentures as to which it has delivered Agent's Messages relating to Notices of Guaranteed Delivery as described under "--Guaranteed Delivery Procedures." Thereafter, the aggregate principal amount of the Global Debenture will be reduced to represent the aggregate principal amount of Debentures held through DTC and not tendered pursuant to the Offer, and the Global Debenture will be returned to Cede & Co.

    DEBENTURES HELD BY RECORD HOLDERS. Each record Holder who wishes to tender Debentures must complete and sign a Letter of Transmittal and mail or deliver such Letter of Transmittal and any other documents required by the Letter of Transmittal together with certificate(s) representing all tendered Debentures, to the Depositary at its address set forth on the back cover page of this Offer to Purchase, or the Holder must comply with the guaranteed delivery procedures set forth in this Offer to Purchase.

    All signatures on a Letter of Transmittal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program; provided, however, that signatures on a Letter of Transmittal need not be guaranteed if such Debentures are tendered for the account of an Eligible Institution (as defined herein). If a Letter of Transmittal or any Debenture is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing and submit proper evidence satisfactory to the Company of the authority of such person to so act.

    No alternative, conditional, irregular or contingent tenders will be accepted (unless waived). By executing a Letter of Transmittal or transmitting an acceptance through ATOP, each tendering Holder waives any right to receive any notice of the acceptance for purchase of its Debentures.

    LOST OR MISSING CERTIFICATES. If a record Holder desires to tender Debentures pursuant to the Offer, but the certificates representing such Debentures have been mutilated, lost, stolen or destroyed, such Holder should write to or telephone the Trustee about procedures for obtaining replacement certificates representing such Debentures, arranging for indemnification or any other matter which requires handling by the Trustee.

    BACKUP FEDERAL INCOME TAX WITHHOLDING. Under the "backup withholding" provisions of federal income tax law, unless a tendering Holder or his or her assignee (in either case, the "Payee") satisfies the conditions described in Instruction 5 of the Letter of Transmittal or is otherwise exempt, the aggregate purchase price may be subject to backup withholding tax at a rate of 31%. To prevent backup withholding, each Payee should complete and sign the Substitute Form W-9 provided in the Letter of Transmittal. See Instruction 5 of the Letter of Transmittal.

    EFFECT OF LETTER OF TRANSMITTAL. Subject to, and effective upon the acceptance for, purchase of and payment for Debentures tendered thereby, by executing and delivering a Letter of Transmittal a tendering Holder (i) irrevocably sells, assigns and transfers to the Company, all right, title and interest in and to all Debentures tendered thereby, (ii) waives any and all rights with respect to such Debentures (including without limitation any existing or past defaults and their consequences with respect to such Debentures and the Indenture), (iii) releases and discharges the Company from any and all claims such Holder may have now or may have in the future arising out of, or related to, such Debentures, including without limitation any claim that such Holder is entitled to receive additional principal or interest payments with respect to such Debentures or to participate in any redemption or defeasance of the Debentures and (iv) irrevocably constitutes and appoints the Depositary the true and lawful agent and attorney-in-fact of such Holder with respect to any such Debenture, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to
(a) deliver certificates representing such Debentures, or transfer ownership of such Debentures, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Debentures for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Debentures (except that the Depositary will have no rights to, or control over, funds from the Company, except as agent for the Company, for the Repurchase Price for any tendered Debentures that are purchased by the Company), all in accordance with the terms of the Offer.

    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tendered Debentures will be resolved by the Company, whose determination will be final and binding. The Company reserves the absolute right to reject any or all tenders that are not in proper form or the acceptance of which may, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any condition to the Offer and any irregularities or conditions of tender as to particular Debentures. The Company's interpretation of the terms and conditions of the Offer (including the instructions in the Letter of Transmittal) will be final and binding. Unless waived, any irregularities in connection with tenders must be cured within such time as the Company shall determine. The Company and the Depositary shall not be under any duty to give notification of defects in such tenders and shall not incur liabilities for failure to give such notification. Tenders of Debentures will not be deemed to have been made until such irregularities have been cured or waived. Any Debentures received by the Depositary that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the Depositary to the tendering Holder, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

    LETTERS OF TRANSMITTAL AND DEBENTURES MUST BE SENT ONLY TO THE DEPOSITARY. DO NOT SEND LETTERS OF TRANSMITTAL OR DEBENTURES TO THE COMPANY.

    THE METHOD OF DELIVERY OF DEBENTURES AND LETTERS OF TRANSMITTAL, ANY REQUIRED SIGNATURE GUARANTEES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC AND ANY ACCEPTANCE THROUGH ATOP, IS AT THE ELECTION AND RISK OF THE PERSONS TENDERING AND DELIVERING ACCEPTANCES OR LETTERS OF TRANSMITTAL, AND, EXCEPT AS OTHERWISE PROVIDED IN THE LETTER OF TRANSMITTAL, DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, IT IS SUGGESTED THAT THE HOLDER USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE DEPOSITARY PRIOR TO THE EXPIRATION DATE.

GUARANTEED DELIVERY PROCEDURES

    DTC PARTICIPANTS. A DTC Participant who wishes to cause its Debentures to be tendered, but who cannot transmit its acceptance through ATOP prior to the Expiration Date, may cause a tender to be effected if:

        (a) guaranteed delivery is made by or through a firm or other entity identified in Rule 17Ad-15 under the Exchange Act (an "Eligible Institution"), including (as such terms are defined therein): (i) a bank;
    (ii) a broker, dealer, municipal securities dealer, municipal securities broker, government securities dealer or government securities broker; (iii) a credit union; (iv) a national securities exchange, registered securities association or clearing agency; or (v) a savings institution that is a participant in a Securities Transfer Association recognized program; and

        (b) prior to 12:00 noon, New York City time, on the Expiration Date, the Depositary receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by mail, hand delivery, facsimile transmission or overnight courier) substantially in the form provided herewith; and

        (c) Book-Entry Confirmation of the transfer into the Depositary's account at DTC, and all other documents required by the Letter of Transmittal, are received by the Depositary within three New York Stock Exchange trading days after the date of receipt by the Depositary of such Notice of Guaranteed Delivery.

    RECORD HOLDERS. A record Holder who wishes to tender its Debentures but (x) whose Debentures are not immediately available and will not be available for tendering prior to the Expiration Date or (y) who cannot deliver its Debentures, the Letter of Transmittal, or any other required documents to the Depositary prior to the Expiration Date, may effect a tender if:

        (a) the tender is made by or through an Eligible Institution; and

        (b) prior to 12:00 noon, New York City time, on the Expiration Date, the Depositary receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by mail, hand delivery, facsimile transmission or overnight courier) substantially in the form provided herewith; and

        (c) a properly completed and executed Letter of Transmittal, as well as the certificate(s) representing all tendered Debentures in proper form for transfer, and all other documents required by the Letter of Transmittal, are received by the Depositary within three New York Stock Exchange trading days after the date of receipt by the Depositary of such Notice of Guaranteed Delivery.

    Under no circumstances will interest be paid by the Company be reason of any delay in making payment to any person using the guaranteed delivery procedures described above.

WITHDRAWAL RIGHTS

    Tenders of Debentures (or any portion of such Debentures in integral multiples of $1,000) may be withdrawn at any time prior to the Expiration Date.

    DEBENTURES HELD THROUGH DTC. A DTC Participant who has transmitted its acceptance through ATOP of Debentures held through DTC may, prior to the Expiration Date, withdraw the instruction given thereby by (i) withdrawing its acceptance through ATOP or (ii) delivering to the Depositary by mail, hand delivery or facsimile transmission a notice of withdrawal of such instruction. Such notice of withdrawal must contain the name and number of the DTC Participant, the principal amount of Debentures to which such withdrawal relates and the signature of the DTC Participant. Withdrawal of such an instruction will be effective upon receipt of such notice of withdrawal by the Depositary.

    DEBENTURES HELD BY RECORD HOLDERS. A Holder may withdraw its tender of Debentures, prior to the Expiration Date, by delivering to the Depositary by mail, hand delivery or facsimile transmission a notice of withdrawal. Any such notice of withdrawal must (i) specify the name of the person who tendered the Debentures to be withdrawn, (ii) contain a description of the Debentures to be withdrawn and identify the certificate number or numbers shown on the particular certificates evidencing such Debentures and the aggregate principal amount represented by such Debentures and (iii) be signed by the Holder of such Debentures in the same manner as the original signature on the Letter of Transmittal by which such Debentures were tendered (including any required signature guarantees), or be signed by another person and accompanied by (x) documents of transfer in a form acceptable to the Company, in its sole discretion, and (y) a properly completed irrevocable proxy that authorizes such person to effect such revocation on behalf of such Holder. If the Debentures to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal is effective immediately upon receipt by the Depositary even if physical release is not yet effected. Any Debentures properly withdrawn will be deemed not to be validly tendered for purposes of the Offer.

    All signatures on a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program; provided, however, that signatures on the notice of withdrawal need not be guaranteed if the Debentures being withdrawn are held for the account of an Eligible Institution.

    A withdrawal of an instruction or a withdrawal of a tender must be executed by a DTC Participant or a Holder, as the case may be, in the same manner as the person's name appears on its transmission through ATOP or Letter of Transmittal, as the case may be, to which such withdrawal relates. If a notice of withdrawal is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing and must submit with the revocation appropriate evidence of authority to execute the notice of withdrawal. A Holder or DTC Participant may withdraw a tender only if such withdrawal complies with the provisions of this Offer to Purchase.

    A withdrawal of an instruction previously given pursuant to the transmission of an acceptance through ATOP or a withdrawal of a tender by a Holder may be rescinded only by (i) a new transmission of acceptance through ATOP, or (ii) execution and delivery of a new Letter of Transmittal, as the case may be, in accordance with the procedures described herein.

                   CERTAIN INFORMATION CONCERNING THE COMPANY

    The Company is a leading single-source provider of information technology products and technology management services designed to enhance the productivity of information systems primarily for Fortune 1000 clients. The Company offers a comprehensive range of integrated life cycle services to manage the entire technology life cycle including: (1) technology planning, (2) technology procurement, (3) technology integration, (4) technology support and (5) technology management. The Company's expertise includes the integration of voice and data communications. The Company sells its products and services through a marketing network of company-owned business centers throughout the United States that focus on serving large corporations. The Company also has a network of value-added resellers that typically have a regional, industry or specific product focus. The Company has international affiliations in Europe, Asia, Central and South America, the Caribbean, the Middle East, Africa, Canada and Mexico to satisfy the technology management needs of its multinational clients.

    The Company's headquarters are located at 10810 Farnam Drive, Omaha, Nebraska 68154, and its telephone number is (402) 758-3900. See "Available Information" with respect to the Company's reports under the Exchange Act that provide additional details with respect to the Company's business.

                              RECENT DEVELOPMENTS

    On February 17, 1999, Vanstar became a wholly-owned subsidiary of the Company and each share of Vanstar common stock was converted into the right to receive .64 shares of Common Stock. In connection with the transaction, the Company issued approximately 28 million shares of Common Stock.

    The Company is also conducting a repurchase offer for its $86,250,000 4.5% Subordinated Convertible Debentures Due November 1, 2004 simultaneously with this Offer.

                          SOURCES AND AMOUNT OF FUNDS

    The precise amount of funds required by the Company to purchase Debentures tendered pursuant to the Offer and to pay the fees and expenses related to the Offer will not be known until the Expiration Date. If all outstanding Debentures were tendered and purchased, the aggregate amount of funds required to pay the Repurchase Price would be $56,520,750. The Company has not arranged permanent financing to fund the purchase of the Debentures. Management anticipates utilizing available working capital and current revolving bank line of credit financing plus, to the extent necessary, arranging additional bank credit.

                            MARKET PRICE INFORMATION

THE DEBENTURES

    The Debentures were issued in 1996, and there currently is a limited trading market for the Debentures, which are not listed on any securities exchange. To the Company's knowledge, the Debentures are traded infrequently in transactions arranged through market makers, and there is no publicly available pricing information for the Debentures. Quotations for securities that are not widely traded, such as the

Debentures, may differ from actual trading prices and should be viewed as approximations. Holders are urged to contact their brokers with respect to the current market prices, if any, for the Debentures.

COMMON STOCK

    The table below sets forth for the fiscal quarters indicated, the high and low sales prices per share reported by the New York Stock Exchange Composite List for the Common Stock. The Common Stock trades on the New York Stock Exchange under the symbol "ICO."

                                                                                                       HIGH         LOW
                                                                                                     ---------    --------
Fiscal year:
1997
  First Quarter ended March 29, 1997:.............................................................   $40 1/8      $20 5/8
  Second Quarter ended June 28, 1997:.............................................................    32 1/2       20
  Third Quarter ended September 27, 1997:.........................................................    37 5/8       31 1/8
  Fourth Quarter ended December 27, 1997:.........................................................    39 3/8       24 3/8
1998
  First Quarter ended March 28, 1998:.............................................................    33 1/16      22 5/8
  Second Quarter ended June 27, 1998:.............................................................    37 1/4       25 5/8
  Third Quarter ended September 26, 1998:.........................................................    33 15/16     15 1/2
  Fourth Quarter ended December 27, 1998:.........................................................    21 1/8       13 9/16
1999
  First Quarter (through March 15, 1999):.........................................................    17 3/4       12 1/4

    On March 15, 1999, the last reported sales price of Common Stock was $12.50.

               SELECTED UNAUDITED PRO FORMA FINANCIAL INFORMATION

    The following table sets forth selected unaudited financial information of the Company at December 26, 1998 and for the year ended December 26, 1998 (adjusted to give effect to the merger with Vanstar Corporation) and (i) the pro forma effect of the repurchase of the Company's 6% Subordinated Convertible Debentures due 2006 and (ii) the pro forma effect of the repurchase of both the 4.5% Convertible Subordinated Debentures due 2004 and the 6% Convertible Subordinated Debentures due 2006.

                                                                                  PRO FORMA
                                           RESTATED    ----------------------------------------------------------------
                                INACOM     INACOM(1)    ADJUSTMENTS(2)(4)   AS ADJUSTED  ADJUSTMENTS(3)(4)  AS ADJUSTED
                               ---------  -----------  -------------------  -----------  -----------------  -----------
                                     (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Revenue......................  $4,258,425  $6,887,414       $      --        $6,887,414      $      --       $6,887,414
Net earnings.................     42,584      (8,560)            (329)          (8,889)         (1,277)        (10,166)
Earnings per share:
  Basic......................       2.66       (0.19)           (0.01)           (0.20)          (0.03)          (0.23)
  Diluted....................  $    2.26   $   (0.19)       $   (0.01)       $   (0.20)      $   (0.03)      $   (0.23)
BALANCE SHEET DATA:
Total assets.................  $1,103,539  $1,880,984       $    (246)       $1,880,738      $  (1,711)      $1,879,027
Long-term debt...............    201,500     201,941               --          201,941              --         201,941
Company-obligated mandatorily
  redeemable convertible
  preferred securities of
  subsidiary trust holding
  solely convertible
  subordinated debt
  securities of the
  Company....................         --     194,974               --          194,974              --         194,974
Total stockholders' equity...  $ 425,137   $ 565,224        $    (329)       $ 564,895       $  (1,277)      $ 563,618
Ratio of earnings to fixed
  charges....................       2.78        1.17               --             1.17              --            1.14
Book value per share.........  $   25.35   $   12.62        $   (0.01)       $   12.61       $   (0.03)      $   12.58

------------------------------

(1) The merger of InaCom and Vanstar on February 17, 1999 was accounted for as a pooling of interests and accordingly supplemental consolidated financial statements that give retroactive effect to the merger have been filed in a Current Report on Form 8-K/A dated February 17, 1999.

(2) Pro forma effect of the repurchase of the 6% Convertible Subordinated Debentures due 2006 if the debentures had been repurchased for cash on January 1, 1998 and replaced with borrowings under the Company's credit agreements, and the estimated additional expense for borrowings under such credit agreements.

(3) Pro forma effect of the repurchase of the 4.5% Convertible Subordinated Debentures due 2004 if the debentures had been repurchased for cash on January 1, 1998 and replaced with borrowings under the Company's credit agreements, and the estimated additional expense for borrowings under such credit agreements.

(4) Diluted earnings per share equals basic earnings per share. As a result of the net loss, calculating pro forma diluted earnings per share would have resulted in diluted earnings per share reflecting a smaller loss per share.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following discussion is for general information only and is based on the federal income tax law now in effect, which is subject to change, possibly retroactively. This summary does not discuss all aspects of federal income taxation which may be relevant to any particular Holder in light of such Holder's individual investment circumstances or to certain types of Holders subject to special tax rules (e.g., financial institutions, broker-dealers, insurance companies, tax-exempt organizations, and foreign taxpayers), nor does it address specific state, local or foreign tax consequences. This summary assumes that Holders have held their Debentures as "capital assets" under the Internal Revenue Code of 1986, as amended. EACH HOLDER IS URGED TO CONSULT SUCH HOLDER'S TAX ADVISOR REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE OFFER.

    The receipt of cash by a Holder in exchange for Debentures will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. Such Holder will recognize gain or loss in an amount equal to the difference between (a) the amount of cash received (other than that representing accrued interest) and (b) such Holder's adjusted tax basis in the Debentures. Subject to the market discount rules discussed below, such gain or loss will be capital gain or loss. If an individual Holder has held such Debentures for more than one year, the gain will be long-term gain with a maximum federal income tax rate of 20%. Capital gains recognized by regular corporate Holders are taxed at the same rates as ordinary income. Any capital loss will be short-term loss if the Debentures have been held for one year or less and long-term loss if the Debentures have been held for more than one year.

    With respect to the individual Holders, capital losses are deductible to the extent of capital gains, plus up to $3,000 of any remaining capital losses can be used to offset ordinary income. Any unused capital losses for the year can be carried forward indefinitely until such losses are used. For corporate Holders, capital losses are deductible only to the extent of capital gains for the year, with no offset against ordinary income. Any unused capital losses may be carried back three years and forward five years following the loss year.

    The payment of accrued interest on a Debenture generally will be treated as ordinary income.

    An exception to the capital gain treatment described above applies to a Holder who holds a Debenture with a "market discount." Market discount is the amount by which the Holder's basis in the Debenture immediately after its acquisition is exceeded by the stated redemption price of the Debenture at maturity. A Debenture, however, will be considered to have no market discount if such market discount is less than 1/4 of 1% of the stated redemption price of the Debenture at maturity multiplied by the number of complete years from the Holder's acquisition date of the Debenture to its maturity date. The gain realized by the Holder of a market discount Debenture on its purchase by the Company will be treated as ordinary income to the extent that a market discount has accrued (on a straight line basis or, at the election of the Holder, on a constant interest basis) from the Holder's acquisition date to the date of sale, unless the Holder has elected to include market discount in income currently as it accrues. Gain in excess of such accrued market discount will be subject to the capital gains rules described above.

                                 THE DEPOSITARY

    The Depositary for the Offer is Norwest Bank Minnesota, N.A. All deliveries, correspondence and questions sent or presented to the Depositary relating to the Offer should be directed to one of the addresses or telephone numbers set forth on the back cover of this Offer to Purchase. Requests for information or additional copies of the Offer to Purchase and the related Letter of Transmittal should be directed to the Depositary.

    The Company will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for reasonable out-of-pocket expenses.

    Brokers, dealers, commercial banks and trust companies will be reimbursed by the Company for customary mailing and handling expenses incurred by them in forwarding material to their customers.

                                 MISCELLANEOUS

    The Company is not aware of any jurisdiction where the making of the Offer is not in compliance with the laws of such jurisdiction. If the Company becomes aware of any jurisdiction where the making of the Offer would not be in compliance with such laws, the Company will make a good faith effort to comply with any such laws or seek to have such laws declared inapplicable to the Offer. If, after such good faith effort, the Company cannot comply with any such applicable laws, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the Holders residing in such jurisdiction.

    The Letter of Transmittal, certificates representing tendered Debentures and any other required documents should be sent or delivered by each Holder or such Holder's broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                        The Depositary for the Offer is:

                  Norwest Bank Minnesota, National Association

     BY REGISTERED OR          BY HAND DELIVERY OR              IN PERSON:
     CERTIFIED MAIL:            OVERNIGHT COURIER:

  Norwest Bank Minnesota     Norwest Bank Minnesota,     Norwest Bank Minnesota,
   National Association        National Association        National Association
Corporate Trust Operations  Corporate Trust Operations     Northstar East Bldg.
      P.O. Box 1517               Norwest Center            608 2(nd) Ave. S.
Minneapolis, MN 55480-1517     Sixth and Marquette             12(th) Floor
                            Minneapolis, MN 55479-0113   Corporate Trust Services
                                                        Minneapolis, MN 55479-0113

                                 BY FACSIMILE:

                                 (612) 667-4927

                              CONFIRM BY TELEPHONE

                                 (612) 667-9764